Exhibit 99.2

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION ANNOUNCES AMENDMENT AND EXTENSION OF THE TENDER OFFER

FOR ITS 4.50% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2012

RADNOR, PA (BusinessWire) April 4, 2011 – Penn Virginia Corporation (NYSE: PVA) announced today that it has amended certain terms of its previously announced tender offer for any and all of its outstanding 4.50% Convertible Senior Subordinated Notes due 2012 (the “Convertible Notes”). PVA has amended the tender offer to extend the tender offer until 12:00 Midnight, New York City time, on Monday, April 11, 2011 and to state that the noteholder consent condition described in the Offer to Purchase has been satisfied.

The tender offer has been extended to allow additional time for noteholders to tender Convertible Notes. The tender offer will expire at 12:00 Midnight, New York City time, on Monday, April 11, 2011, unless the tender offer is extended or earlier terminated by PVA.

Holders who have previously validly tendered and not withdrawn Convertible Notes do not need to re-tender their Convertible Notes or take any other action in response to the extension of the tender offer. As of 5:00 p.m., New York City time, on April 4, 2011, holders of approximately $225 million aggregate principal amount of Convertible Notes, or approximately 98% of the outstanding Convertible Notes, had tendered and not withdrawn their Convertible Notes pursuant to the tender offer.

The terms and conditions of the tender offer, prior to the amendments described in this release, were set forth in PVA’s Offer to Purchase dated March 8, 2011 (the “Offer to Purchase”) and Letter of Transmittal, dated March 8, 2011 (the “Letter of Transmittal”), and the other related materials that PVA distributed to holders of the Convertible Notes, which were filed with the Securities and Exchange Commission (“SEC”) as exhibits to PVA’s Schedule TO on March 8, 2011 (the “Original Tender Offer Materials”). The Original Tender Offer Materials have been amended and supplemented by Amendment No. 1 to the Schedule TO, which was filed with the SEC on March 21, 2011, Amendment No. 2 to the Schedule TO, which was filed with the SEC on March 24, 2011, and Amendment No. 3 to the Schedule TO, which was filed with the SEC on April 4, 2011 (collectively, the “Schedule TO Amendments”). The term “tender offer,” when used in this release, shall refer to the terms and conditions described in the Original Tender Offer Materials, as amended and supplemented by the Schedule TO Amendments and this release.

PVA has appointed J.P. Morgan Securities LLC to act as dealer manager for the tender offer and has retained Global Bondholder Services Corporation to serve as the information agent and the depositary.

Questions regarding the tender offer may be directed to J.P. Morgan Securities LLC at 800-261-5767 (U.S. toll free). Requests for documents may be directed to Global Bondholder Services Corporation at 866-540-1500 (U.S. toll free) or at 212-430-3774 (collect), or in writing to 65 Broadway, Suite 404, New York, NY 10006.

The tender offer is only being made pursuant to the terms of the Original Tender Offer Materials, as amended by the Schedule TO Amendments. This press release is for informational purposes only and is not an offer to sell or purchase or the solicitation of an offer to sell or purchase any securities discussed herein. The tender offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.

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Penn Virginia Corporation (NYSE: PVA) is an independent natural gas and oil company focused on the exploration, acquisition, development and production of reserves in onshore regions of the U.S., including Texas, Appalachia, the Mid-Continent region and Mississippi.

For more information, please visit our website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com